Exhibit 4.27

Versión de firma

22 de agosto de 2023	August 22, 2023

Sr. Ruben Reyes Gil AMR Operaciones MX. S. de R.L. de C.V. Blvd, Kukulcan km 9.5 s/n Zona Hotelera, C.P. 77500 Cancún, Quintana Roo, México	Mr. Ruben Reyes Gil AMR Operaciones MX. S. de R.L. de C.V. Blvd, Kukulcan km 9.5 s/n Hotel Zone, C.P. 77500 Cancún, Quintana Roo, México

Estimado Sr. Reyes:

Hacemos referencia a (i) el Contrato de Prestación de Servicios de Operación y Administración de Hotel, celebrado entre AMR Operaciones MX. S. de R.L. de C.V. (“AMR”) y OPERADORA HOTELERA GRAND ISLAND II, S.A. DE C.V. (el “Propietario”), de fecha 23 de agosto de 2021 (según el mismo fue modificado el 11 de julio de 2023 el “Contrato”), por medio del cual AMR se compromete a prestar servicios de operación a los hoteles a desarrollarse dentro del proyecto de Grand Island Cancún (segunda etapa turística), localizado en Blvd. Kukulcan km 16.5, lote 56-A-1 y 56-A-2, Zona Hotelera, C.P. 77500, Cancún, Quintana Roo, México, copia del cual se adjunta a la presente como Anexo “A”; y (ii) la carta de contra garantía de fecha 23 de agosto de 2021, firmada entre el Propietario y AMR (según la misma fue modificada el 30 de marzo de 2023, la “Contra Garantía”) copia de la cual se adjunta a la presente como Anexo “B”. Los términos utilizados en la presente con mayúscula inicial que no se encuentren aquí expresamente definidos tendrán el significado que se les atribuye a dichos términos en el Contrato y en la Contra Garantía.

Dear Mr. Reyes,

Reference is made to (i) the Hotel Operation and Management Agreement, entered into by AMR Operaciones MX. S. de R.L. de C.V. (“AMR”) and OPERADORA HOTELERA GRAND ISLAND II, S.A. DE C.V. (the “Owner”) on August 23, 2021 (as amended on July 11, 2023, the “Agreement”), pursuant to which AMR undertakes to provide operating services to the hotels to be developed within the project known as the Grand Island Cancún (second touristic stage), located in Blvd. Kukulcan km 16.5, lote 56-A-1 and 56-A-2, Hotel Zone, C.P. 77500, Cancún, Quintana Roo, México, a copy of which is attached hereto as Exhibit “A”; and (ii) the counter guarantee letter dated on August 23, 2021, entered into between the Owner and AMR (as amended on March 30, 2023, the “Counter Guaranty”), a copy of which is attached hereto as Exhibit “B”. Capitalized terms not otherwise herein, shall have the meaning ascribed to them in the Agreement and in the Counter Guaranty.

El Propietario y los Obligados Solidarios por medio de este acto expresa e irrevocablemente acuerdan y convienen que es su voluntad modificar el Monto Afianzado a que se refiere el numeral 13 de la Contra Garantía, con la finalidad de que el Propietario y los Obligados Solidarios garanticen cualesquier obligación de pago bajo el Contrato.	The Owner and the Joint Obligors hereby expressly and irrevocably agrees that they intend to amend the Counter Guaranty, in order to amend the Bond Amount referred in item 13 of the Counter Guaranty, in order for the Owner and the Joint Obligors guarantee any payment obligations under the Agreement

Versión de firma

“13. Para garantizar el pago de cualquier cantidad que (i) el Propietario tuviera que erogar por concepto de pago de la pena convencional establecida en la Cláusula Vigésima Primera Inciso B) del Contrato como consecuencia de su terminación anticipada con base en lo establecido en el numeral 8 de la presente Carta; y/o (ii) el Propietario y los Obligados Solidarios tuvieran que erogar por concepto de pago de cualquier indemnización pagadera por el Propietario y/o los Obligados Solidarios por concepto de daños y perjuicios causados como consecuencia de cualquier demanda, acción o procedimiento en el que AMR, sus accionistas, filiales, directores, funcionarios, empleados, agentes o asesores (incluyendo abogados y contadores y cualesquiera representantes de dichos asesores) se vieran involucrados con motivo de la Garantía, del ejercicio de la misma por cualquier tercero, de la terminación del Contrato o cualquier otro motivo relacionado con el incumplimiento de la presente Carta, incluyendo los costos y gastos legales aplicables que AMR, sus accionistas, filiales, directores, funcionarios, empleados, agentes o asesores (incluyendo abogados y contadores y cualesquiera representantes de dichos asesores) sufran directamente o indirectamente; el Propietario entregará a AMR una vez que el Hotel comience Operaciones conforme a lo establecido en el Contrato, una fianza, carta de crédito o instrumento financiero de la misma naturaleza en términos previamente aceptados por escrito por AMR, pagadera a primer requerimiento, expedida por una afianzadora o institución bancaria de reconocido prestigio autorizada en México por la cantidad de USD$25,000,000.00 (Veinticinco millones de Dólares 00/100 Moneda de Curso Legal en los Estados Unidos de América) (el “Monto Afianzado”) en el entendido que, si la cantidad relacionada con la responsabilidad del Propietario y/o los Obligados Solidarios en su totalidad excede el Monto Afianzado, el Propietario y/o los Obligados Solidarios irrevocablemente acuerdan y aceptan que continuarán obligados a indemnizar a AMR, sus accionistas, filiales, directores, funcionarios, empleados, agentes o asesores (incluyendo abogados y contadores y cualesquiera representantes de dichos asesores) hasta en tanto paguen en su totalidad cualquier monto pagadero por cualquier concepto con base en lo establecido en la presente Carta.”	“13. To secure payment of any amount that (i) the Owner would have to pay as a result of the penalty set forth under clause Twenty-First Paragraph B) of the Agreement resulting from its termination based on the terms set forth under paragraph 8 of this Letter; and/or (ii) Owner and the Joint Obligors would have to pay as a result of any indemnity payable by the Owner and/or the Joint Obligors for damages caused as a consequence of any claim, action or proceeding in which AMR, its shareholders, affiliates, directors, officers, employees, agents or advisors (including attorneys and accountants and any representatives of such advisors) were involved in connection with the Guaranty, the exercise thereof by any third party, the termination of the Agreement or any other reason related to the breach of this Letter, including any applicable legal costs and expenses incurred directly or indirectly by AMR, its shareholders, affiliates, directors, officers, employees, agents or advisors (including attorneys and accountants and any representatives of such advisors); the Owner shall deliver to AMR, as of the date the Hotel starts Operations, a surety bond, an irrevocable stand by letter of credit or financial instrument of the same nature in terms previously accepted in writing by AMR, payable on first demand, issued by a surety institution or prestigious bank institution authorized in Mexico in the amount of USD$25,000,000.00 (Twenty-five million Dollars 00/100 legal currency of the United States of America) (“Bond Amount”); provided that, any liability owed by the Owner and/or Joint Obligors exceeds the Bond Amount, the Owner and/or Joint Obligors shall irrevocably remain obligated to indemnify AMR, its shareholders, affiliates, directors, officers, employees, agents or advisors (including attorneys and accountants and any representatives of such advisors) until such time as such liability owed under the terms of this Letter is paid in full.”

Reconocimiento de Pagaré. Los Obligados Solidarios reconocen la existencia del pagaré suscrito con fecha 30 de marzo de 2023 y aceptan expresamente que, dicho pagaré permanecerá vigente y en posesión de AMR hasta en tanto el Propietario entregue a plena satisfacción de AMR la fianza o carta de crédito expedida por una afianzadora o institución bancaria autorizada en México por la cantidad del Monto Afianzado.	Acknowledgment of Promissory Note. The Joint Obligors acknowledge the existence of the promissory note dated March 30, 2023 and expressly agree that such promissory note shall remain in force and in AMR’s possession until Owner delivers to AMR’s entire satisfaction the surety bond or irrevocable stand by letter of credit issued by a surety institution or bank institution authorized in Mexico for the amount of the Bond Amount.

Integridad. Salvo por las estipulaciones previstas en la presente Carta, el resto de las disposiciones incluyendo Anexos de la misma, permanecerán con pleno valor y fuerza legal sin modificación alguna.	Entirety. Except for the provisions set forth in this Letter, the remaining provisions including the Exhibits thereto, shall remain in full force and effect without any modification whatsoever

No Novación. Los pactos contenidos en este instrumento no constituyen novación del Contrato y la Contra Garantía, los cuales continúan en vigor con todo su valor y fuerzas legales, con la sola modificación de los pactos aquí adoptados.	No Novation. The covenants contained in this instrument do not constitute a novation of the Agreement and the Counter Guaranty, which continues in force with all its value and legal force, with the sole modification of the covenants adopted herein.

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Versión de firma

Notificaciones. Las Partes convienen expresa e irrevocablemente que todos los avisos y demás comunicaciones relacionada con la presente Carta se harán por escrito o de cualquier otro modo señalado en el numeral 11 de la Contra Garantía, y en los términos previstos en la misma, los cuales se tienen por reproducidos aquí para todos los efectos legales a que haya lugar.	Notices. The Parties expressly and irrevocably agree that all notices and other communications related to this Letter shall be made in writing or in any other manner set forth in the item 11 of the Counter Guaranty and in the terms set forth therein, which is deemed to be reproduced herein for all legal purposes.

Las Partes confirman como sus domicilios para los efectos de notificación, aquellos contenidos en el numeral 11 de la Contra Garantía.	The Parties confirm as their domiciles for notification purposes, those contained in the item 11 of the Counter Guaranty.

Ley Aplicable y Jurisdicción. La presente Carta y los derechos y obligaciones de las Partes contempladas en el presente documento, serán interpretados y regidos conforme a las leyes federales de México. Cualquier disputa que surja bajo la presente, será exclusivamente y finalmente resuelta por los Tribunales Judiciales Federales competentes ubicados en la ciudad de Cancún, Quintana Roo o en la Ciudad de México, por lo que las Partes irrevocablemente e incondicionalmente se someten a dicha jurisdicción, renunciando expresamente a cualquier otra jurisdicción que pudiera corresponderles en virtud de sus domicilios presentes o futuros o por cualquier otra razón.	Applicable Law and Jurisdiction. This Letter and the rights and obligations of the Parties hereunder shall be construed in accordance with and governed by the federal laws of Mexico. Any dispute arising hereunder shall be exclusively and finally resolved by the competent Federal Judicial Courts located in the city of Cancun, Quintana Roo, or Mexico City, whereby the Parties irrevocably and unconditionally submit to such jurisdiction, expressly waiving any other jurisdiction that may correspond to them by virtue of their present or future domiciles or for any other reason.

En virtud de lo anteriormente expuesto y sin que al efecto medie dolo, error, lesión, violencia, mala fe o cualquier otro vicio del consentimiento, sin más por el momento, quedamos a sus órdenes.	By virtue of the foregoing and without any fraud, error, injury, violence, bad faith or any other defect of consent, without further ado, we remain at your service.

[INTENCIONALMENTE DEJADO EN BLANCO SIGUE HOJAS DE FIRMAS]	[INTENTIONALLY LEFT BLANK FOLLOWS SIGNATURE PAGES]
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“El Propietario”/ “The Owner” OPERADORA HOTELERA GRAND ISLAND II, S.A. DE C.V.

/s/ Marcos Sacal Cohen
Por/By: Marcos Sacal Cohen Cargo/Charge: Apoderado Legal/Attorney

“Los Obligados Solidarios”/ “The Joint Obligors” MURANO WORLD, S.A. DE C.V.

/s/ Marcos Sacal Cohen
Por/By: Marcos Sacal Cohen Cargo/Charge: Apoderado Legal/Attorney in fact Sr. Elías Sacal Cababie
/s/ Marcos Sacal Cohen
Por/By: Marcos Sacal Cohen Cargo/Charge: Apoderado Legal/Attorney in fact

/s/ Marcos Sacal Cohen

Sr. Marcos Sacal Cohen / Mr. Marcos Sacal Cohen

Por su propio derecho / On his own rights

[HOJA DE FIRMAS DE CARTA DE FECHA 22 DE AGOSTO DE 2023 FIRMADA POR OPERADORA HOTELERA GI, S.A. DE C.V. Y ACEPTADA POR AMR OPERACIONES MX, S. DE R.L. DE C.V./ SIGNATURE PAGE OF LETTER DATED AUGUST 22, 2023 SIGNED BY OPERADORA HOTELERA GI, S.A. DE C.V. AND ACCEPTED BY AMR OPERACIONES MX, S. DE R.L. DE C.V.]

FIRMA DE ENTERADO POR AMR	SIGNATURE OF ACKNOWLEDGEMENT BY AMR

AMR OPERACIONES MX, S. DE R.L. DE C.V.

/s/ Ruben Reyes Gil

Por/By: Ruben Reyes Gil

Cargo/Charge: Apoderado Legal/Attorney in fact

[HOJA DE FIRMAS DE CARTA DE FECHA 22 DE AGOSTO DE 2023 FIRMADA POR OPERADORA HOTELERA GI, S.A. DE C.V. Y ACEPTADA POR AMR OPERACIONES MX,S. DE R.L. DE C.V./ SIGNATURE PAGE OF LETTER DATED AUGUST 22, 2023 SIGNED BY OPERADORA HOTELERA GI, S.A. DE C.V. AND ACCEPTED BY AMR OPERACIONES MX,S. DE R.L. DE C.V.]

Anexo “A” / Exhibit “A”

Contrato de Operación y Administración Hotelera

Hotel Operation and Management Agreement

(se adjunta/ attached)

Anexo “B” / Exhibit “B”

Contra Garantía / Counter Guaranty

(se adjunta/ attached)